Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 23, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Parametric Technology Corporation's Annual Report on Form 10-K for the year ended September 30, 2010.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 9, 2011